Filed Pursuant to Rule 424(b)(3)
Registration No. 333-200212

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Amount of Securities to be Registered	Maximum Aggregate Offering Price	Amount of Registration Fee
Debt Securities of UBS AG	11,000,000	$203,280,000	$23,621.14(1)

(1)	The amount of Securities to be registered relates to an additional $275,000,000 principal amount of UBS AG ETRACS Monthly Pay 2xLeveraged Mortgage REIT ETN due October 16, 2042 offered pursuant to this pricing supplement. The registration fee in respect of such Securities is calculated in accordance with Rule 457(c) of the Securities Act of 1933 based on $18.48 per Security which is the average of the high and low prices reported in the consolidated reporting system on June 5, 2015.

Amendment No. 5 dated June 9, 2015* to PRICING SUPPLEMENT dated October 16, 2012 (To Product Supplement dated November 14, 2014 and Prospectus dated November 14, 2014)

$775,000,000 ETRACS Monthly Pay 2xLeveraged Mortgage REIT ETN due October 16, 2042

The ETRACS Monthly Pay 2xLeveraged Mortgage REIT ETN due October 16, 2042 (the “Securities”) is a series of Monthly Pay 2xLeveraged ETRACS linked to the Market Vectors® Global Mortgage REITs Index (the “Index”). The Index tracks the overall performance of publicly-traded mortgage REITs that derive at least 50% of their revenues from mortgage-related activities. The Securities are senior unsecured debt securities issued by UBS AG (UBS). The Securities provide a monthly compounded two times leveraged long exposure to the performance of the Index, reduced by the Accrued Fees. Because the Securities are two times leveraged with respect to the Index, the Securities may benefit from two times any positive, but will be exposed to two times any negative, monthly compounded performance of the Index. The Securities may pay a monthly coupon during their term linked to two times the cash distributions, if any, on the Index Constituent Securities. You will receive a cash payment at maturity, upon acceleration or upon exercise by UBS of its Call Right based on the monthly compounded leveraged performance of the Index less the Accrued Fees, calculated as described in the accompanying product supplement. You will receive a cash payment upon early redemption based on the monthly compounded leveraged performance of the Index less the Accrued Fees and the Redemption Fee, calculated as described in the accompanying product supplement. Payment at maturity or call, upon acceleration or upon early redemption will be subject to the creditworthiness of UBS. In addition, the actual and perceived creditworthiness of UBS will affect the market value, if any, of the Securities prior to maturity, call, acceleration or early redemption. Investing in the Securities involves significant risks. You may lose some or all of your principal at maturity, early redemption, acceleration or upon exercise by UBS of its Call Right if the monthly compounded leveraged return of the Index is not sufficient to offset the negative effect of the Accrued Fees and the Redemption Fee, if applicable.

The general terms of the Monthly Pay 2xLeveraged ETRACS are described in the accompanying product supplement under the heading “General Terms of the Securities”, beginning on page S-32 in the product supplement. These general terms include, among others, the manner in which any payments on the Securities will be calculated, such as the Cash Settlement Amount at Maturity, the Redemption Amount, the Call Settlement Amount or the Acceleration Amount, as applicable, and the Coupon Amount, if any. These general terms are supplemented and/or modified by the specific terms of the Securities listed below and in “Additional Terms of the Securities” on page PS-26 of this pricing supplement. Capitalized terms used herein but not otherwise defined have the meanings specified in the accompanying product supplement.

Issuer:	UBS AG (London Branch)

Initial Trade Date:	October 16, 2012

Initial Settlement Date:	October 19, 2012

Term:	30 years, subject to your right to receive payment for your Securities upon redemption, acceleration upon minimum indicative value or exercise of the UBS Call Right, each as described in the accompanying product supplement.

Denomination/Principal Amount:	$25.00 per Security

Maturity Date:	October 16, 2042, subject to adjustment

Coupon Payment Dates:	The 15th Trading Day following each Coupon Valuation Date, commencing on November 20, 2012 (subject to adjustment). The final Coupon Payment Date will be the Maturity Date.

Initial Coupon Valuation Date:	October 30, 2012

Underlying Index:	The return on the Securities is linked to the performance of the Market Vectors® Global Mortgage REITs Index. The Index tracks the overall performance of publicly-traded U.S. and non-U.S. mortgage REITs that derive at least 50% of their revenues from mortgage-related activity. As of the date of this Amendment No. 5 to the pricing supplement, however, the Index contained only U.S. mortgage REITs. See “The Market Vectors® Global Mortgage REITs Index”.

Annual Tracking Rate:	0.40% per annum

Financing Spread

(component of the

Financing Rate):	0.40% per annum

First Redemption Date:	October 26, 2012

See “Risk Factors” beginning on page PS-1 of this pricing supplement and on page S-18 of the accompanying product supplement for risks related to an investment in the Securities.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this pricing supplement, the accompanying product supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

UBS Investment Bank	(cover continued on next page)

Pricing supplement dated June 9, 2015

Final Redemption Date:	October 9, 2042

First Call Settlement Date:	The first date that UBS may exercise its Call Right is October 21, 2013.

Monthly Initial Closing

Level for the Initial

Calendar Month:	362.26, the Index Closing Level (as defined in the accompanying product supplement) on the Initial Trade Date

Monthly Reset Dates:	For each calendar month, the Monthly Reset Date is the first Trading Day of that month beginning on November 1, 2012 and ending on October 1, 2042, subject to adjustment.

Monthly Valuation Dates:	For each Monthly Reset Date, the Monthly Valuation Date is the last Trading Day of the previous calendar month, beginning on October 31, 2012 and ending on September 30, 2042, subject to adjustment.

Index Calculation Agent:	Solactive AG

Listing:	The Securities are listed on the NYSE Arca under the symbol “MORL”.

Calculation Date:	October 7, 2042, unless that day is not a Trading Day, in which case the Calculation Date will be the next Trading Day, subject to adjustment.

Index Symbol:	MVMORT (Bloomberg); .MVMORT (Thomson Reuters)

Intraday Indicative

Value Symbol of

the Securities:	MORLIV <INDEX> (Bloomberg); ^MORL-IV (Yahoo! Finance)

CUSIP No.	90269A 302

ISIN No.	US90269A3023

On the Initial Trade Date, we sold $10,000,000 aggregate Principal Amount of Securities to UBS Securities LLC at 100% of their stated Principal Amount. After the Initial Trade Date, from time to time we may sell a portion of the Securities at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices. We will receive proceeds equal to 100% of the price at which the Securities are sold to the public, less any commissions paid to UBS Securities LLC. UBS Securities LLC may charge normal commissions in connection with any purchase or sale of the Securities and may receive a portion of the Annual Tracking Fee. Please see “Supplemental Plan of Distribution” on page PS-30 for more information.

We may use this pricing supplement, the accompanying product supplement and the accompanying prospectus in the initial sale of the Securities. In addition, UBS Securities LLC or another of our affiliates may use this pricing supplement, the accompanying product supplement and the accompanying prospectus in market-making transactions in any Securities after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale or in a notice delivered at the same time as the confirmation of sale, this prospectus, the accompanying product supplement and the accompanying prospectus are being used in a market-making transaction.

The Securities are not deposit liabilities of UBS AG and are not FDIC insured.

*

This Amendment No. 5 to the pricing supplement dated October 16, 2012 (as amended, the “pricing supplement”) relates to $775,000,000 stated Principal Amount of the Securities, $500,000,000 stated Principal Amount of which we refer to as the “original securities” and $275,000,000 stated Principal Amount of which we refer to as the “reopened securities.” The reopened securities will be sold from time to time at the prices described above. See “Risk Factors” on page PS-1. This Amendment No. 5 is also being filed for the purposes of updating (i) “Risk Factors”, (ii) “The Market Vectors® Global Mortgage REITs Index” and (iii) “Material U.S. Federal Income Tax Consequences”. Otherwise, all terms of the Securities remain as stated in the pricing supplement, as amended through Amendment No. 4. We filed a new registration statement on November 14, 2014, of which this pricing supplement, product supplement dated November 14, 2014 and base prospectus dated November 14, 2014, forms a part.

UBS has filed a registration statement (including a prospectus as supplemented by a product supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. Before you invest, you should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 800-722-7370.

You may access these documents on the SEC website at www.sec.gov as follows:

Prospectus dated November 14, 2014:

http://www.sec.gov/Archives/edgar/data/1114446/000119312514413375/d816529d424b3.htm

Product Supplement dated November 14, 2014:

http://www.sec.gov/Archives/edgar/data/1114446/000119312514413471/d818761d424b2.htm

References to “UBS” “we” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. Also, references to the “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated November 14, 2014, and references to the “accompanying product supplement” mean the UBS product supplement “UBS AG Monthly Pay 2xLeveraged Exchange Traded Access Securities (ETRACS)” dated November 14, 2014.

You should rely only on the information incorporated by reference or provided in this pricing supplement, the accompanying product supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of the Securities in any state where the offer is not permitted. You should not assume that the information in this pricing supplement, the accompanying product supplement or the accompanying prospectus is accurate as of any date other than the date on the front of the document.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. In the event of any changes to the terms of the Securities, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

Risk Factors

We issued the Securities initially in an amount having the aggregate offering price of $100,000,000 on October 16, 2012, issued additional Securities having the aggregate offering price of $100,000,000 on July 15, 2013, issued additional Securities having the aggregate offering price of $300,000,000 on February 18, 2014 and issued additional Securities having the aggregate offering price of $275,000,000 on June 9, 2015. The reopened securities, together with the original securities that we issued beginning on October 16, 2012, have identical terms and are part of a single series of senior debt securities issued under our indenture dated as of November 21, 2000 between us and U.S. Bank Trust National Association, as trustee, as supplemented by the First Supplemental Indenture thereto, dated as of February 28, 2006, the Second Supplemental Indenture thereto, dated as of December 13, 2010, the Third Supplemental Indenture thereto, dated as of November 19, 2012 and the Fourth Supplemental Indenture thereto, dated as of August 5, 2013. In this pricing supplement, the term “Securities” collectively refers to the reopened securities we are initially offering on the date of this pricing supplement and the original securities, unless the context otherwise requires.

Your investment in the Securities involves significant risks. The Securities are not secured debt and are significantly riskier than ordinary unsecured debt securities. Unlike ordinary debt securities, the return on the Securities is linked to the performance of the Index. The Securities are two times leveraged with respect to the Index and, as a result, may benefit from two times any positive, but will be exposed to two times any negative, monthly performance of the Index. As described in more detail below, the trading price of the Securities may vary considerably before the Maturity Date, due to events that are difficult to predict and beyond our control. Investing in the Securities is not equivalent to investing directly in the Index Constituent Securities (as defined in the accompanying product supplement) or the Index itself.

As more fully described in the accompanying product supplement, investing in the Securities, a series of Monthly Pay 2xLeveraged Exchange Traded Access Securities (ETRACS), involves significant risks. In addition to the risks relating to the Index and mortgage REITs, the structure of the Securities involves the risk of loss of your entire investment, leverage risk, correlation and compounding risk and market risk, among other complex risks. In addition, you may not receive monthly coupons during the term of the Securities. As a result, the Securities may not be a suitable investment for some investors. We urge you to read the more detailed explanation of these risks described under “Risk Factors” in the accompanying product supplement, together with “Considerations Relating to Indexed Securities” in the accompanying prospectus and the other information in this pricing supplement, the accompanying product supplement and the accompanying prospectus, before investing in the Securities.

Risk of Investing in Mortgage REITs.

Mortgage real estate investment trusts (“REITs”) are exposed to the risks specific to the real estate market as well as the risks that relate specifically to the way in which mortgage REITs are organized and operated. Mortgage REITs receive principal and interest payments from the owners of the mortgaged properties. Accordingly, mortgage REITs are subject to the credit risk of the borrowers to whom they extend credit. Credit risk refers to the possibility that the borrower will be unable and/or unwilling to make timely interest payments and/or repay the principal on the loan to a mortgage REIT when due. To the extent that a mortgage REIT invests in mortgage-backed securities offered by private issuers, such as commercial banks, savings and loan institutions, private mortgage insurance companies, mortgage bankers and other secondary market issuers, the mortgage REIT may be subject to additional risks. Timely payment of interest and principal of non-governmental issuers may be supported by various forms of private insurance or guarantees, including individual loan, title, pool and hazard insurance purchased by the issuer. There can be no assurance that the private insurers can meet their obligations under the applicable insurance policies or guarantees. Unexpected high rates of default on the mortgages held by a mortgage pool may adversely affect the value of a mortgage-backed security and could result in

Risk Factors

losses to a mortgage REIT. The risk of such defaults is generally higher in the case of mortgage pools that include subprime mortgages. To the extent that a mortgage REIT’s portfolio is exposed to lower-rated, unsecured or subordinated instruments, the risk of loss may increase, which may have a negative impact on the Securities.

Mortgage REITs are subject to significant interest rate risk. Interest rate risk refers to fluctuations in the value of a mortgage REIT’s investment in fixed rate obligations resulting from changes in the general level of interest rates. When the general level of interest rates goes up, the value of a mortgage REIT’s investment in fixed rate obligations goes down. When the general level of interest rates goes down, the value of a mortgage REIT’s investment in fixed rate obligations goes up.

Mortgage REITs typically use leverage and many are highly leveraged, which exposes them to leverage risk. Leverage risk refers to the risk that leverage created from borrowing may impair a mortgage REIT’s liquidity, cause it to liquidate positions at an unfavorable time and increase the volatility of the values of securities issued by the mortgage REIT. The use of leverage may not be advantageous to a mortgage REIT. The success of using leverage is dependent on whether the investments made using the proceeds of leverage exceed the cost of using leverage. To the extent that a mortgage REIT incurs significant leverage, it may incur substantial losses if its borrowing costs increase. Borrowing costs may increase for any of the following reasons: short term interest rates increase; the market value of a mortgage REIT’s assets decrease; interest rate volatility increases; or the availability of financing in the market decreases. During periods of adverse market conditions the use of leverage may cause a mortgage REIT to lose more money than would have been the case if leverage was not used.

Mortgage REITs are subject to prepayment risk, which is the risk that borrowers may prepay their mortgage loans at faster than expected rates. Prepayment rates generally increase when interest rates fall and decrease when interest rates rise. These faster than expected payments may adversely affect a mortgage REIT’s profitability because the mortgage REIT may be forced to replace investments that have been redeemed or repaid early with other investments having a lower yield. Additionally, rising interest rates may cause the duration of a mortgage REIT’s investments to be longer than anticipated and increase such investments’ interest rate sensitivity.

REITs are subject to special U.S. federal tax requirements. A REIT’s failure to comply with these requirements may negatively affect its performance.

Mortgage REITs may be dependent upon their management skills and may have limited financial resources. Mortgage REITs are generally not diversified and may be subject to heavy cash flow dependency, default by borrowers and self-liquidation. In addition, transactions between mortgage REITs and their affiliates may be subject to conflicts of interest which may adversely affect a mortgage REIT’s shareholders.

The Index value is subject to foreign currency exchange rate risk.

As of June 4, 2015, the Index contained only U.S. mortgage REITs. However, as a global mortgage REIT index, the Index may, at a future time, also contain non-U.S. mortgage REITs. As necessary, the Index Calculation Agent will convert each Index Constituent Security to U.S. Dollars. The real-time Index values are calculated with the midpoint between the latest available real-time bid- and ask-prices. The closing Index values are calculated at 22:40:00 CET with fixed 17:00 CET exchange rates from WM company (please see Reuters page WMRSPOT01 or Bloomberg pages WMCO). A Security holder’s net exposure will depend on the extent to which the currencies represented in the Index strengthen or weaken against the U.S. Dollar and the relative weighting of each relevant currency represented in the Index. If, taking into account such weighting, the U.S. Dollar strengthens against the component currencies of the various Index Constituent Securities, the value of the Index (as measured by the Index Valuation Level) will be adversely affected and the amount payable at maturity or call, upon acceleration or upon early redemption may be reduced.

Risk Factors

Foreign currency exchange rates vary over time, and may vary considerably during the term of the Securities. Changes in a particular exchange rate result from the interaction of many factors directly or indirectly affecting economic and political conditions. Of particular importance are:

➢	rates of inflation;

➢	interest rate levels;

➢	the balance of payments among countries;

➢	the extent of government surpluses or deficits in the relevant foreign country and the United States;

➢	government or central bank intervention, or intervention by supranational entities, in each case in the foreign exchange or other financial markets; and

➢	other financial, economic, military and political factors.

All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the governments of the relevant foreign countries and the United States and other countries important to international trade and finance.

The intraday indicative value of the Securities and payment at maturity or call, upon acceleration or upon early redemption could also be adversely affected by delays in, or refusals to grant, any required governmental approval for conversions of a local currency and remittances abroad with respect to the relevant Index Constituent Securities or other de facto restrictions on the repatriation of U.S. Dollars.

The Coupon Amount, Reference Distribution Amount and Stub Reference Distribution Amount are subject to exchange rate risk.

The Reference Distribution Amount and the Stub Reference Distribution Amount (each as defined in the accompanying product supplement) are calculated based on the cash distributions, if any, of the Index Constituent Securities. Coupon Amounts (as defined in the accompanying product supplement), if any, are based on the Reference Distribution Amount and will be paid in U.S. Dollars. Because some of the cash distributions on the Index Constituent Securities may, at a future time, be paid in non-U.S. Dollar currencies, they will, as necessary, be converted into U.S. Dollars by the Calculation Agent as described in this pricing supplement under “Additional Terms of the Securities” and, consequently, will be subject to exchange rate risk.

Potential exposure to exchange rate risk will depend on the extent to which the non-U.S. Dollar currency strengthens or weakens against the U.S. Dollar. If the U.S. Dollar strengthens against the relevant non-U.S. Dollar currency, the U.S. Dollar value of the Index Constituent Security’s cash distributions will be adversely affected and the Coupon Amount, Reference Distribution Amount and Stub Reference Distribution Amount will be reduced.

Foreign currency exchange rates vary over time, and may vary considerably during the term of any series of the Securities. Changes in a particular exchange rate result from the interaction of many factors directly or indirectly affecting economic and political conditions. Of particular importance are:

➢	rates of inflation;

➢	interest rate levels;

➢	the balance of payments among countries;

➢	the extent of government surpluses or deficits in the relevant foreign country and the United States;

➢	government or central bank intervention, or intervention by supranational entities, in each case in the foreign exchange or other financial markets; and

➢	other financial, economic, military and political factors.

Risk Factors

All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the governments of the relevant foreign countries and the United States and other countries important to international trade and finance. See “Additional Terms of the Securities” for more information about cash distributions.

Risk of Investing in the Financial Services Sector.

The financial services sector includes companies engaged in banking, commercial and consumer finance (such as mortgage REITs), investment banking, brokerage, asset management, custody or insurance. Because as currently constituted the Index is concentrated in mortgage REITs, which operate in the financial services sector, the Securities are sensitive to changes in, and its performance may depend on, the overall condition of the financial services sector. Companies in the financial services sector may be subject to extensive government regulation that affects the scope of their activities, the prices they can charge and the amount of capital they must maintain. The profitability of companies in the financial services sector may be adversely affected by increases in interest rates. The profitability of companies in the financial services sector may be adversely affected by loan losses, which usually increase in economic downturns. In addition, the financial services sector is undergoing numerous changes, including continuing consolidations, development of new products and structures and changes to its regulatory framework. Furthermore, increased government involvement in the financial services sector, including measures such as taking ownership positions in financial institutions, could result in a dilution of the Index’s concentration in financial institutions. Developments in the credit markets since the 2008 financial crisis have caused companies operating in the financial services sector to incur large losses, experience declines in the value of their assets and even cease operations.

Risk of Investing in the Real Estate Industry.

The Index is comprised of companies that invest in real estate, such as mortgage REITs, which subjects the value of the Index to many of the risks of owning real estate directly. Therefore, adverse economic, business or political developments affecting the value of real estate could have a major effect on the value of the Securities.

Risk of Investing in Small- and Medium-Capitalization Companies.

The Index is comprised of small- and medium-capitalization companies. Such companies may be more volatile and more likely than large-capitalization companies to have narrower product lines, fewer financial resources, less management depth and experience and less competitive strength. Returns on investments in securities of these companies could trail the returns on investments in securities of larger companies.

The calculation of the Reference Distribution Amount and Stub Reference Distribution Amount may have to take into account withholding taxes, consequently reducing the Coupon Amount.

As discussed above, the Reference Distribution Amount and the Stub Reference Distribution Amount are calculated based on the cash distributions, if any, on the Index Constituent Securities. Such cash distributions may be adjusted to account for withholding taxes imposed by the taxing authority of the applicable Index Constituent Security. Such taxes could reduce any potential Coupon Amount. In the event that the calculation of the Reference Distribution Amount or the Stub Reference Distribution Amount is affected by any applicable withholding taxes, UBS will not compensate for those withholding taxes by paying the additional amounts described in the accompanying prospectus under “Description of Debt Securities We May Offer — Payment of Additional Amounts”.

Risk Factors

Even though currencies trade around-the-clock, the Securities will not.

As discussed above, the closing levels for the Index Constituent Securities on their primary markets are adjusted by the Index Calculation Agent to reflect their U.S. Dollar value in calculating the Index Closing Level. Similarly, any non-U.S. Dollar currencies in which the cash distributions on the Index Constituent Securities are paid will be converted into U.S. Dollars in calculating the Coupon Amount. The interbank market in foreign currencies is a global, around-the-clock market. Therefore, the hours of trading for the Securities, if any trading market develops, will not conform to the hours during which the currencies in which the Index Constituent Securities or the cash distributions thereon are denominated or in which the Index Constituent Securities. Significant price and rate movements may take place in the underlying foreign currency exchange markets that will not be reflected immediately in the price of your Securities. The possibility of these movements should be taken into account in relating the value of your Securities to those in the underlying foreign currency exchange markets. There is no systematic reporting of last-sale information for foreign currencies. Reasonably current bid and offer information is available in certain brokers’ offices, in bank foreign currency trading offices and to others who wish to subscribe for this information, but this information will not necessarily be reflected in the Index Closing Level, Index Valuation Level or the Coupon Amount. There is no regulatory requirement that those quotations be firm or revised on a timely basis. The absence of last-sale information and the limited availability of quotations to individual investors may make it difficult for many investors to obtain timely, accurate data about the state of the underlying foreign currency exchange markets.

Intervention in the foreign currency exchange markets by the countries issuing any currency of an Index Constituent Security could materially and adversely affect the value of the Securities and the Coupon Amount.

Specific foreign currencies’ exchange rates are volatile and are affected by numerous factors specific to each foreign country. Foreign currency exchange rates can be fixed by the sovereign government, allowed to float within a range of exchange rates set by the government, or left to float freely. Governments, including those issuing the currencies in which the Index Constituent Securities trade, use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies. Currency developments may occur in any of the countries issuing the currencies in which the Index Constituent Securities trade and in which the cash distributions on the Index Constituent Securities are made. Often, these currency developments impact foreign currency exchange rates in ways that cannot be predicted.

Governments may also issue a new currency to replace an existing currency, fix the exchange rate or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency. Thus, a special risk in purchasing the Securities is that their liquidity, trading value and payment amount could be affected by the actions of sovereign governments that could change or interfere with previously freely determined currency valuations, fluctuations in response to other market forces and the movement of currencies across borders.

The Calculation Agent is not obligated to make any offsetting adjustment or change in the event of any other devaluation or revaluation or imposition of exchange or other regulatory controls or taxes or in the event of other developments affecting Index Constituent Securities whose closing prices on their primary markets are converted into U.S. Dollars by the Index Calculation Agent. The Calculation Agent is also not obligated to make any such offsetting adjustment or change with respect to cash distributions on the Index Constituent Securities, if such cash distributions are made in non-U.S. Dollar currencies, when calculating the Reference Distribution Amount, Stub Reference Distribution Amount or Coupon Amount.

Risk Factors

Suspensions or disruptions in market trading in one or more foreign currencies may adversely affect the value of the Securities and the Coupon Amount.

The foreign currency exchange markets are subject to temporary distortions or other disruptions due to various factors, including government regulation and intervention, the lack of liquidity in the markets and the participation of speculators. Because the closing levels for the Index Constituent Securities on their primary markets are adjusted by the Index Calculation Agent to reflect their U.S. Dollar value in calculating the Index Closing Level, these circumstances could adversely affect the relevant foreign currency exchange rates and, therefore, the amount payable at maturity or call, upon acceleration or upon early redemption may be reduced. Those same circumstances could also cause an adverse effect on the Coupon Amount, if any.

The Securities are exposed to risks associated with foreign securities markets.

The Index may include stocks issued by foreign companies. You should be aware that investments in securities linked to the value of foreign equity securities involve particular risks. The foreign securities markets in which the Index Constituent Securities trade may have less liquidity and may be more volatile than U.S. or other securities markets and market developments may affect foreign markets differently from U.S. or other securities markets. Direct or indirect government intervention to stabilize these foreign securities markets, as well as cross-shareholdings in foreign companies, may affect trading prices and volumes in these markets. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

Securities prices in foreign countries are subject to political, economic, financial and social factors that apply in those geographical regions. These factors, which could negatively affect those securities markets, include the possibility of recent or future changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health development in the region. Moreover, foreign economies may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

Certain of the countries in which the primary market for any Index Constituent Security is located may be considered to be countries with emerging market economies. Countries with emerging market economies may have relatively less stable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. Emerging market economies may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.

UBS and its affiliates have no affiliation with the Index Sponsor and are not responsible for its public disclosure of information.

We and our affiliates are not affiliated with the Index Sponsor (except for the licensing arrangements discussed under “Market Vectors® Global REITs Index — Licensing Agreement”) and have no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the Index. If the Index Sponsor discontinues or suspends

Risk Factors

the calculation of the Index, it may become difficult to determine the market value of the Securities and the payment at maturity or call, upon acceleration or upon early redemption. The Calculation Agent may designate a successor index in its sole discretion. If the Calculation Agent determines in its sole discretion that no successor index comparable to the Index exists, the payment you receive at maturity or call, upon acceleration or upon early redemption will be determined by the Calculation Agent in its sole discretion. See “General Terms of the Securities — Market Disruption Event” and “— Calculation Agent” in the accompanying product supplement. The Index Sponsor is not involved in the offer of the Securities in any way and has no obligation to consider your interest as an owner of the Securities in taking any actions that might affect the market value of your Securities.

We have derived the information about the Index Sponsor and the Index from publicly available information, without independent verification. Neither we nor any of our affiliates assume any responsibility for the adequacy or accuracy of the information about the Index Sponsor or the Index contained in this pricing supplement. You, as an investor in the Securities, should make your own independent investigation into the Index Sponsor and the Index.

There are uncertainties regarding the Index because of its limited performance history.

The Index was first calculated on August 4, 2011, and therefore has no performance history prior to that date. As a result, little or no historical information is available for you to consider in making an independent investigation of the Index performance, which may make it difficult for you to make an informed decision with respect to an investment in the Securities. The base value of the Index was set at 1000 on December 30, 2004, and, therefore, we are able to provide hypothetical, or “backtested,” Index returns. This data may be considered when making an investment decision concerning the Securities and evaluating the potential performance of the Index, but it is solely hypothetical and does not guarantee future performance.

The Securities may trade at a substantial premium to or discount from the intraday indicative value.

The market value of the Securities is influenced by many unpredictable factors, some of which may cause the price at which the Securities can be sold in the secondary market to vary substantially from the intraday indicative value that is calculated and disseminated throughout trading hours. For example, if UBS were to suspend sales of the Securities for any reason, the liquidity of the market for the Securities could be affected, potentially leading to insufficient supply, causing the market price of the Securities to increase. Such an increase could represent a premium over the intraday indicative value. Conversely, unpredictable factors could cause the Securities to trade at a discount from the intraday indicative value, which may result in a loss of your investment if you sell your Securities in the secondary market.

If UBS were to be subject to restructuring proceedings, the market value of the Securities may be adversely affected.

Under certain circumstances, the Swiss Financial Market Supervisory Authority (FINMA) has the power to open restructuring or liquidation proceedings in respect of, and/or impose protective measures in relation to, UBS, which proceedings or measures may have a material adverse effect on the terms and market value of the Securities and/or the ability of UBS to make payments thereunder. Pursuant to article 25 et seq. of the Swiss Banking Act, FINMA has broad statutory powers to take measures and actions in relation to UBS if it (i) is overindebted, (ii) has serious liquidity problems or (iii) fails to fulfill the applicable capital adequacy provisions after expiration of a deadline set by FINMA. If one of these prerequisites is met, FINMA is authorized to open restructuring proceedings (Sanierungsverfahren) or liquidation (bankruptcy) proceedings (Bankenkonkurs) in respect of, and/or impose protective measures (Schutzmassnahmen) in relation to, UBS. The Swiss Banking Act, as last amended as of January 1, 2013,

Risk Factors

grants significant discretion to FINMA in connection with the aforementioned proceedings and measures. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium (Stundung) or a maturity postponement (Fälligkeitsaufschub), which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. In a restructuring proceeding, the resolution plan may, among other things, (a) provide for the transfer of UBS’s assets or a portion thereof, together with debts and other liabilities, and contracts of UBS, to another entity, (b) provide for the conversion of UBS’s debt and/or other obligations, including its obligations under the Securities, into equity, and/or (c) potentially provide for haircuts on obligations of UBS, including its obligations under the Securities. As of the date of this pricing supplement, there are no precedents as to what impact the revised regime would have on the rights of holders of the Securities or the ability of UBS to make payments thereunder if one or several of the measures under the revised insolvency regime were imposed in connection with a resolution of UBS.

Significant aspects of the tax treatment of the Securities are uncertain.

Significant aspects of the tax treatment of the Securities are uncertain. We do not plan to request a ruling from the Internal Revenue Service (“IRS”) regarding the tax treatment of the Securities, and the IRS or a court may not agree with the tax treatment described in this pricing supplement. Please read carefully the section entitled “Material U.S. Federal Income Tax Consequences” on page PS-27. You should consult your tax advisor about your own tax situation.

Pursuant to the terms of the Securities, you and we agree (in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary) to characterize the Securities as a coupon-bearing pre-paid derivative contract with respect to the Index. In addition, you and we agree (in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary) to treat the Coupon Amounts (including amounts received upon the sale or exchange of the Securities in respect of accrued but unpaid Coupon Amounts) and the Stub Reference Distribution Amount, if any, as amounts that are included in ordinary income for tax purposes at the time such amounts accrue or are received, in accordance with your regular method of tax accounting. You will be required to treat such amounts in such a manner despite the fact that (i) a portion of such amounts may be attributable to distributions on the Index Constituent Securities that give rise to long-term capital gain which, in the case of non-corporate taxpayers, is currently subject to tax at rates more favorable than the rates applicable to ordinary income and (ii) there may be other possible treatments of such amounts that would be more advantageous to holders of the Securities. Under that treatment (subject to the discussion below regarding the application of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”)), you should generally recognize capital gain or loss upon the sale, exchange, redemption or maturity of your Securities in an amount equal to the difference between the amount realized (other than any amount attributable to accrued but unpaid Coupon Amounts, which will likely be treated as ordinary income) and the amount you paid for your Securities. Such gain or loss should generally be long-term capital gain or loss if you held your Securities for more than one year.

The IRS may assert that your Securities should be treated as a “constructive ownership transaction” which would be subject to the constructive ownership rules of Section 1260 of the Code. Under Section 1260 of the Code, special tax rules apply to an investor that enters into a “constructive ownership transaction” with respect to an equity interest in a “pass-thru entity.” For this purpose, a constructive ownership transaction includes entering into a forward contract with respect to a pass-thru entity, and a derivative contract of the type represented by the Securities should be treated as a forward contract for this purpose. In addition, a pass-thru entity includes any United States REIT, and therefore each of the current Index Constituents is treated as a pass-thru entity for this purpose. It is, however, not entirely clear how Section 1260 of the Code applies in the case of an index that is comprised in whole or in part of pass-thru entities, like the Index. Although the matter is not free from doubt, it is likely that Section 1260 should apply to an index of pass-thru entities, in which case Section 1260 would apply to

Risk Factors

the Securities. If your Securities are subject to Section 1260 of the Code, then any long-term capital gain that you realize upon the sale, exchange, redemption or maturity of your Securities will be recharacterized as ordinary income (and you will be subject to an interest charge on the deferred tax liability with respect to such capital gain) to the extent that such capital gain exceeds the amount of long-term capital gain that you would have realized had you purchased an actual interest in the Index Constituents (in an amount equal to the notional amount of the Index that is represented by the Securities) on the date that you purchased your Securities and sold your interest in the Index Constituents on the date of the sale or maturity of the Securities (the “Excess Gain Amount”). If your Securities are subject to these rules, the Excess Gain Amount will be presumed to be equal to all of the gain that you recognized in respect of the Securities (in which case all of such gain would be recharacterized as ordinary income that is subject to an interest charge) unless you provide clear and convincing evidence to the contrary. You should review the discussion of Section 1260 on page PS-27 and are urged to consult your own tax advisor regarding the potential application of these rules.

The IRS released a notice in 2007 that may affect the taxation of holders of the Securities. According to the notice, the IRS and the Treasury Department are actively considering, among other things, whether holders of instruments such as the Securities should be required to accrue ordinary income on a current basis, whether gain or loss recognized upon the sale, exchange, redemption or maturity of such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax, and whether the special “constructive ownership rules” of Section 1260 Code, should be applied to such instruments. Similarly, the IRS and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Securities (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income over the term of an instrument such as the Securities in excess of the Coupon Amounts. The outcome of this process is uncertain.

Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders of the Securities purchased after the bill was enacted to accrue interest income over the term of the Securities. It is not possible to predict whether a similar or identical bill will be enacted in the future and whether any such bill would affect the tax treatment of your Securities.

Holders are urged to consult their tax advisors concerning the significance and the potential impact of the above considerations. We intend to treat your Securities for United States federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences” on page PS-27 unless and until such time as there is a change in law or the Treasury Department or IRS determines that some other treatment is more appropriate.

Hypothetical Examples

The following four examples illustrate how the Securities would perform at maturity or call, or upon early redemption, in hypothetical circumstances. We have included an example in which the Index Closing Level increases at a constant rate of 3.00% per month for twelve months (Example 1), as well as an example in which the Index Closing Level decreases at a constant rate of 3.00% per month for twelve months (Example 2). In addition, Example 3 shows the Index Closing Level increasing by 3.00% per month for the first six months and then decreasing by 3.00% per month for the next six months, whereas Example 4 shows the reverse scenario of the Index Closing Level decreasing by 3.00% per month for the first six months, and then increasing by 3.00% per month for the next six months. For ease of analysis and presentation, the following four examples assume that the term of the Securities is twelve months, the last Trading Day of the Call Measurement Period, or the Redemption Valuation Date, occurs on the month end, no acceleration upon minimum indicative value has occurred, no Coupon Amount has been paid during the term of the Securities and no Stub Reference Distribution Amount was paid at maturity, call or upon early redemption.

The following assumptions are used in each of the four examples:

➢	the initial level for the Index is 400;

➢	the Redemption Fee Rate is 0.125%;

➢	the Financing Rate (the Financing Spread plus three-month LIBOR, as defined in the accompanying product supplement) is 0.80%;

➢	the Current Principal Amount (as defined in the accompanying product supplement) on the first day is $25.00; and

➢	the Annual Tracking Rate (a component of the Annual Tracking Fee, each as defined in the accompanying product supplement) is 0.40%.

The examples highlight the effect of two times leverage and monthly compounding, and the impact of the Accrued Fees (as defined in the accompanying product supplement) on the payment at maturity or call, or upon early redemption, under different circumstances. The assumed Financing Rate is not an indication of the Financing Rate throughout the term of the Securities. The Financing Rate will change during the term of the Securities, which will affect the performance of the Securities.

Because the Accrued Fees take into account the monthly performance of the Index, as measured by the Index Closing Level, the absolute level of the Accrued Fees are dependent on the path taken by the Index Closing Level to arrive at its ending level. The figures in these examples have been rounded for convenience. The Cash Settlement Amount figures for month twelve are as of the hypothetical Calculation Date, and given the indicated assumptions, a holder will receive payment at maturity in the indicated amount, according to the indicated formula.

Hypothetical Examples

Example 1: The Index Closing Level increases at a constant rate of 3.00% per month for twelve months.

Month End	Index Closing Level*	Index Performance Ratio	Index Factor	Accrued Financing Charge for the Applicable Month**	Current Indicative Value	Accrued Tracking Fee for the Applicable Month***	Accrued Fees for the Applicable Month	Current Principal Amount #^****	Redemption Amount
A	B	C	D	E	F	G	H	I	J
		((Index Closing Level - Monthly Initial Closing Level) / Monthly Initial Closing Level)	(1 + (2 x C))	(Previous Current Principal Amount x Financing Rate x Act/360)	(Previous Current Principal Amount x D)*	(Annual Tracking Rate x F x Act/365)	(E + G)	((Previous Current Principal Amount x D) - H)	(I - Redemption Fee)
1	412.00	0.0300	1.060	0.0167	$26.50	$0.0087	$0.0254	$26.47	$26.4434
2	424.36	0.0300	1.060	0.0176	$28.06	$0.0092	$0.0269	$28.04	$28.0031
3	437.09	0.0300	1.060	0.0187	$29.72	$0.0098	$0.0285	$29.69	$29.6549
4	450.20	0.0300	1.060	0.0198	$31.47	$0.0103	$0.0301	$31.44	$31.4041
5	463.71	0.0300	1.060	0.0210	$33.33	$0.0110	$0.0319	$33.30	$33.2564
6	477.62	0.0300	1.060	0.0222	$35.29	$0.0116	$0.0338	$35.26	$35.2181
7	491.95	0.0300	1.060	0.0235	$37.38	$0.0123	$0.0358	$37.34	$37.2954
8	506.71	0.0300	1.060	0.0249	$39.58	$0.0130	$0.0379	$39.54	$39.4953
9	521.91	0.0300	1.060	0.0264	$41.91	$0.0138	$0.0401	$41.87	$41.8249
10	537.57	0.0300	1.060	0.0279	$44.39	$0.0146	$0.0425	$44.34	$44.2919
11	553.69	0.0300	1.060	0.0296	$47.00	$0.0155	$0.0450	$46.96	$46.9045
12	570.30	0.0300	1.060	0.0313	$49.78	$0.0164	$0.0477	$49.73	$49.6711
Cumulative Index Return:			42.58%
Return on Securities (assumes no early redemption):			98.92%

*	The Index Closing Level is also: (i) the Monthly Initial Closing Level for the following month; and (ii) the Index Valuation Level for calculating the Call Settlement Amount, the Redemption Amount and the Cash Settlement Amount
**	Accrued Financing Charge is calculated on an act/360 basis (30-day months are assumed for the above calculations)
***	Accrued Tracking Fee is calculated on an act/365 basis (30-day months are assumed for the above calculations)
****	Previous Current Principal Amount is also the Financing Level
#	This is also the Call Settlement Amount
^	For month twelve, this is also the Cash Settlement Amount

Hypothetical Examples

Example 2: The Index Closing Level decreases at a constant rate of 3.00% per month for twelve months.

Month End	Index Closing Level*	Index Performance Ratio	Index Factor	Accrued Financing Charge for the Applicable Month**	Current Indicative Value	Accrued Tracking Fee for the Applicable Month***	Accrued Fees for the Applicable Month	Current Principal Amount #^****	Redemption Amount
A	B	C	D	E	F	G	H	I	J
		((Index Closing Level - Monthly Initial Closing Level) / Monthly Initial Closing Level)	(1 + (2 x C))	(Previous Current Principal Amount x Financing Rate x Act/360)	(Previous Current Principal Amount x D)*	(Annual Tracking Rate x F x Act/365)	(E + G)	((Previous Current Principal Amount x D) - H)	(I - Redemption Fee)
1	388.00	-0.0300	0.940	0.0167	$23.50	$0.0077	$0.0244	$23.48	$23.4444
2	376.36	-0.0300	0.940	0.0157	$22.07	$0.0073	$0.0229	$22.04	$22.0148
3	365.07	-0.0300	0.940	0.0147	$20.72	$0.0068	$0.0215	$20.70	$20.6725
4	354.12	-0.0300	0.940	0.0138	$19.46	$0.0064	$0.0202	$19.44	$19.4119
5	343.49	-0.0300	0.940	0.0130	$18.27	$0.0060	$0.0190	$18.25	$18.2283
6	333.19	-0.0300	0.940	0.0122	$17.16	$0.0056	$0.0178	$17.14	$17.1168
7	323.19	-0.0300	0.940	0.0114	$16.11	$0.0053	$0.0167	$16.09	$16.0731
8	313.50	-0.0300	0.940	0.0107	$15.13	$0.0050	$0.0157	$15.11	$15.0930
9	304.09	-0.0300	0.940	0.0101	$14.21	$0.0047	$0.0147	$14.19	$14.1727
10	294.97	-0.0300	0.940	0.0095	$13.34	$0.0044	$0.0138	$13.33	$13.3085
11	286.12	-0.0300	0.940	0.0089	$12.53	$0.0041	$0.0130	$12.51	$12.4970
12	277.54	-0.0300	0.940	0.0083	$11.76	$0.0039	$0.0122	$11.75	$11.7350
Cumulative Index Return:			-30.62%
Return on Securities (assumes no early redemption):			-53.00%

*	The Index Closing Level is also: (i) the Monthly Initial Closing Level for the following month; and (ii) the Index Valuation Level for calculating the Call Settlement Amount, the Redemption Amount and the Cash Settlement Amount
**	Accrued Financing Charge is calculated on an act/360 basis (30-day months are assumed for the above calculations)
***	Accrued Tracking Fee is calculated on an act/365 basis (30-day months are assumed for the above calculations)
****	Previous Current Principal Amount is also the Financing Level
#	This is also the Call Settlement Amount
^	For month twelve, this is also the Cash Settlement Amount

Hypothetical Examples

Example 3: The Index Closing Level increases by 3.00% per month for the first six months and then decreases by 3.00% per month for the next 6 months.

Month End	Index Closing Level*	Index Performance Ratio	Index Factor	Accrued Financing Charge for the Applicable Month**	Current Indicative Value	Accrued Tracking Fee for the Applicable Month***	Accrued Fees for the Applicable Month	Current Principal Amount #^****	Redemption Amount
A	B	C	D	E	F	G	H	I	J
		((Index Closing Level - Monthly Initial Closing Level) / Monthly Initial Closing Level)	(1 + (2 x C))	(Previous Current Principal Amount x Financing Rate x Act/360)	(Previous Current Principal Amount x D)*	(Annual Tracking Rate x F x Act/365)	(E + G)	((Previous Current Principal Amount x D) - H)	(I - Redemption Fee)
1	412.00	0.0300	1.060	0.0167	$26.50	$0.0087	$0.0254	$26.47	$26.4434
2	424.36	0.0300	1.060	0.0176	$28.06	$0.0092	$0.0269	$28.04	$28.0031
3	437.09	0.0300	1.060	0.0187	$29.72	$0.0098	$0.0285	$29.69	$29.6549
4	450.20	0.0300	1.060	0.0198	$31.47	$0.0103	$0.0301	$31.44	$31.4041
5	463.71	0.0300	1.060	0.0210	$33.33	$0.0110	$0.0319	$33.30	$33.2564
6	477.62	0.0300	1.060	0.0222	$35.29	$0.0116	$0.0338	$35.26	$35.2181
7	463.29	-0.0300	0.940	0.0235	$33.14	$0.0109	$0.0344	$33.11	$33.0656
8	449.39	-0.0300	0.940	0.0221	$31.12	$0.0102	$0.0323	$31.09	$31.0494
9	435.91	-0.0300	0.940	0.0207	$29.23	$0.0096	$0.0303	$29.20	$29.1562
10	422.83	-0.0300	0.940	0.0195	$27.44	$0.0090	$0.0285	$27.41	$27.3784
11	410.15	-0.0300	0.940	0.0183	$25.77	$0.0085	$0.0267	$25.74	$25.7089
12	397.84	-0.0300	0.940	0.0172	$24.20	$0.0080	$0.0251	$24.17	$24.1413
Cumulative Index Return:			-0.54%
Return on Securities (assumes no early redemption):			-3.31%

*	The Index Closing Level is also: (i) the Monthly Initial Closing Level for the following month; and (ii) the Index Valuation Level for calculating the Call Settlement Amount, the Redemption Amount and the Cash Settlement Amount
**	Accrued Financing Charge is calculated on an act/360 basis (30-day months are assumed for the above calculations)
***	Accrued Tracking Fee is calculated on an act/365 basis (30-day months are assumed for the above calculations)
****	Previous Current Principal Amount is also the Financing Level
#	This is also the Call Settlement Amount
^	For month twelve, this is also the Cash Settlement Amount

Hypothetical Examples

Example 4: The Index Closing Level decreases by 3.00% per month for the first six months, and then increases by 3.00% per month for the next six months.

Month End	Index Closing Level*	Index Performance Ratio	Index Factor	Accrued Financing Charge for the Applicable Month**	Current Indicative Value	Accrued Tracking Fee for the Applicable Month***	Accrued Fees for the Applicable Month	Current Principal Amount #^****	Redemption Amount
A	B	C	D	E	F	G	H	I	J
		((Index Closing Level - Monthly Initial Closing Level) / Monthly Initial Closing Level)	(1 + (2 x C))	(Previous Current Principal Amount x Financing Rate x Act/360)	(Previous Current Principal Amount x D)*	(Annual Tracking Rate x F x Act/365)	(E + G)	((Previous Current Principal Amount x D) - H)	(I - Redemption Fee)
1	388.00	-0.0300	0.940	0.0167	$23.50	$0.0077	$0.0244	$23.48	$23.4444
2	376.36	-0.0300	0.940	0.0157	$22.07	$0.0073	$0.0229	$22.04	$22.0148
3	365.07	-0.0300	0.940	0.0147	$20.72	$0.0068	$0.0215	$20.70	$20.6725
4	354.12	-0.0300	0.940	0.0138	$19.46	$0.0064	$0.0202	$19.44	$19.4119
5	343.49	-0.0300	0.940	0.0130	$18.27	$0.0060	$0.0190	$18.25	$18.2283
6	333.19	-0.0300	0.940	0.0122	$17.16	$0.0056	$0.0178	$17.14	$17.1168
7	343.18	0.0300	1.060	0.0114	$18.17	$0.0060	$0.0174	$18.15	$18.1292
8	353.48	0.0300	1.060	0.0121	$19.24	$0.0063	$0.0184	$19.22	$19.1985
9	364.08	0.0300	1.060	0.0128	$20.37	$0.0067	$0.0195	$20.35	$20.3309
10	375.01	0.0300	1.060	0.0136	$21.58	$0.0071	$0.0207	$21.56	$21.5301
11	386.26	0.0300	1.060	0.0144	$22.85	$0.0075	$0.0219	$22.83	$22.8001
12	397.84	0.0300	1.060	0.0152	$24.20	$0.0080	$0.0232	$24.17	$24.1450
Cumulative Index Return:			-0.54%
Return on Securities (assumes no early redemption):			-3.31%

*	The Index Closing Level is also: (i) the Monthly Initial Closing Level for the following month; and (ii) the Index Valuation Level for calculating the Call Settlement Amount, the Redemption Amount and the Cash Settlement Amount
**	Accrued Financing Charge is calculated on an act/360 basis (30-day months are assumed for the above calculations)
***	Accrued Tracking Fee is calculated on an act/365 basis (30-day months are assumed for the above calculations)
****	Previous Current Principal Amount is also the Financing Level
#	This is also the Call Settlement Amount
^	For month twelve, this is also the Cash Settlement Amount

You may receive Coupon Amounts during the term of the Securities and a Stub Reference Distribution Amount at maturity or call, or upon early redemption. The hypothetical returns displayed in all of the examples above do not reflect any Coupon Amounts you may be entitled to receive during the term of the Securities or any Stub Reference Distribution Amount you may be entitled to receive at maturity or call, or upon early redemption. If any Stub Reference Distribution Amount was paid at maturity or call, or upon early redemption, the hypothetical Cash Settlement Amounts, Call Settlement Amounts or Redemption Amounts displayed above would have been higher (as the Cash Settlement Amounts, Call Settlement Amounts or Redemption Amounts would have been increased by the Stub Reference Distribution Amount).

We cannot predict the actual Index Closing Level on any Trading Day or the market value of your Securities, nor can we predict the relationship between the Index Closing Level and the market value of your Securities at any time prior to the Maturity Date. The actual amount that a holder of the Securities will receive at maturity or call, upon acceleration or upon early redemption, as the case may be, and the

Hypothetical Examples

rate of return on the Securities, will depend on the monthly compounded leveraged return of the Index, and, if positive, whether it will be sufficient to offset the negative effect of the Accrued Fees over the relevant period and, if applicable, the Redemption Fee, whether any Coupon Amounts were paid during the term of the Securities and whether any Stub Reference Distribution Amount is payable at maturity or call, or upon early redemption or acceleration. Moreover, the assumptions on which the hypothetical returns are based are purely for illustrative purposes. Consequently, the amount, in cash, to be paid in respect of your Securities, if any, on the Maturity Date, Call Settlement Date, Acceleration Settlement Date or the relevant Redemption Date, as applicable, may be very different from the information reflected in the tables above.

The hypothetical examples above are provided for purposes of information only. The hypothetical examples are not indicative of the future performance of the Index on any Trading Day, the Index Valuation Level, or what the value of your Securities may be. Fluctuations in the hypothetical examples may be greater or less than fluctuations experienced by the holders of the Securities. The performance data shown above is for illustrative purposes only and does not represent the actual or expected future performance of the Securities.

The Market Vectors® Global Mortgage REITs Index

We have derived all information contained in this pricing supplement regarding the Market Vectors® Global Mortgage REITs Index (the “Index”), including, without limitation, its make-up, performance, method of calculation and changes in its constituents, from publicly available sources, including the “Index Guide to Market Vectors® Global Equity Indices” (the “Rulebook”), which is summarized but not incorporated by reference herein. The Rulebook is proprietary to Market Vectors® Index Solutions GmbH (the “Index Sponsor”) and is available at www.marketvectorsindices.com (the “Market Vectors Website”). The Rulebook reflects the policies of, and is subject to change by, the Index Sponsor. We make no representation or warranty as to the accuracy or completeness of such information nor do we incorporate by reference the Market Vectors Website or any material it includes in this pricing supplement. The composition of the Index is determined by the Index Sponsor and is the exclusive property of the Index Sponsor (a wholly owned subsidiary of Van Eck Associates Corporation (“Van Eck”)), which has contracted with Solactive AG (the “Index Calculation Agent”) to maintain and calculate the Index. Neither the Index Sponsor nor the Index Calculation Agent has any obligation to continue to publish, and may discontinue the publication of, the Index. Daily Index Closing Levels are available at the Market Vectors Website.

Introduction

The Index is a modified capitalization-weighted, float-adjusted index designed to give investors a means of tracking the overall performance of publicly-traded U.S. and non-U.S. mortgage REITs that derive at least 50% of their revenues from mortgage-related activity. As of June 4, 2015, the Index was comprised solely of stocks of publicly-traded U.S. mortgage REITs that derive at least 50% of their revenues from mortgage-related activity. This includes companies or trusts that are primarily engaged in the purchase or service of commercial or residential mortgage loans or mortgage-related securities, which may include mortgage-backed securities issued by private issuers and those issued or guaranteed by U.S. Government agencies, instrumentalities or sponsored entities.

The Index is a price return index (i.e., the reinvestment of dividends is not reflected in the value of the Index). As of June 4, 2015, the Index was comprised of 24 Index Constituent Securities, with the largest Index Constituent Security weighted at 16.75% and the smallest Index Constituent Security weighted at 0.77%. The top ten constituent stocks of the Index as of June 4, 2015, by weighting, are listed in the table below:

Company	Ticker	Listing Country	Index Weighting
Annaly Capital Management Inc.	NLY	US	16.75%
American Capital Agency Corp.	AGNC	US	12.32%
Starwood Property Trust Inc.	STWD	US	7.30%
New Residential Investment Corp.	NRZ	US	7.02%
Two Harbors Investment Corp.	TWO	US	6.77%
Blackstone Mortgage Trust Inc.	BMXT	US	5.44%
Chimera Investment Corp.	CIM	US	4.55%
MFA Financial Inc.	MFA	US	4.41%
Colony Capital Inc.	CLNY	US	4.40%
Ivesco Mortgage Capital Inc.	IVR	US	3.72%
TOTAL			72.68%

Base Value and Date

The base value of the Index was 1000 as of December 30, 2004. The Index was first calculated on August 4, 2011 (the “Index Commencement Date”).

The Market Vectors® Global Mortgage REITs Index

Calculation of the Index

Daily Calculation Cycle.    The Index is calculated weekdays between 01:00 and 22:40 (CET) and the Index value is disseminated to data vendors every 15 seconds. The Index value is disseminated on days when either the U.S. equity market is open for trading or at least one of the Index components is available for trading.

Stock Prices.    For each stock the pricing from the respective home market is used. In cases where American Depository Receipts, Global Depository Receipts or similar products or a secondary listing exists either on an exchange in the U.S., Canada or in the UK, the alternative price source is used (instead of the home market price source) if it meets the standard liquidity requirements at a quarterly review:

➢	A three-month average daily trading volume value of at least $1 million at this review and also at the previous two reviews; and

➢	At least 250,000 shares traded per month over the last six months at this review and also the previous two reviews.

If more than one price source meets the liquidity requirements, then the prices are selected in the following order:

1.	U.S. price source,

2.	Canada price source,

3.	U.K. price source,

4.	Home-market price source.

Once the price source is switched to the alternative price source, the alternative price source is used as long as it meets the standard liquidity requirements. The Index Sponsor can, in exceptional cases, assign alternative price sources.

Index Currencies.    The Index is calculated with the stock prices converted to U.S. Dollars. The real-time Index values are calculated with the midpoint between the latest available real-time bid- and ask-prices. The closing Index values are calculated at 22:40 CET with fixed 17:00 CET exchange rates from WM company (please see Reuters page WMRSPOT01 or Bloomberg page WMCO).

Index Construction

The Index is a modified capitalization-weighted, float-adjusted index. Only common stocks and stocks with similar characteristics from financial markets that are freely investable for foreign investors and that provide real-time and historical component and currency pricing are eligible for inclusion in the Index. Stocks from financial markets that are not freely investable for foreign investors or that do not provide real-time and historical component and currency pricing may still be eligible for inclusion if they have a listing on an eligible exchange and if they meet all the size and liquidity requirements on this exchange.

Any stocks which have had ten or more non-trading days in a three-month period prior to a quarterly review are ineligible for inclusion. Companies with a free-float (or shares available to foreign investors) of less than 5.00% for existing Index components or less than 10.00% for new components are ineligible for inclusion.

Stocks that are not already in the Index must meet the following requirements:

➢	A full market capitalization exceeding $150 million;

➢	A three-month average daily trading volume value of at least $1 million at this review and also at the previous two reviews; and

The Market Vectors® Global Mortgage REITs Index

➢	At least 250,000 shares traded per month over the last six months at this review and also at the previous two reviews.

Stocks that are already in the Index, the following applies:

➢	A full market capitalization exceeding $75 million; and

➢	A three-month average daily trading volume value of at least $0.6 million at this review or at one of the previous two reviews; or

➢	At least 200,000 shares traded per month over the last six months at this review or at one of the previous two reviews.

Index Maintenance

Quarterly Index Review.    The Index is reviewed quarterly. The quarterly reviews are based on the (adjusted) closing data on the last Business Day in February, May, August and November. If a company does not trade on the last Business Day in February, May, August or November, then the last available price for this company will be used. The weighting cap factors are based on closing data of the Wednesday prior to the second Friday in a quarter-end month (i.e., March, June, September and December).

Changes to the underlying Index data (e.g., new number of shares, new free-float factors, and new weighting cap factors), as well as additions and deletions of Index components, are announced on the second Friday in a quarter-end month (i.e., March, June, September and December).

Changes resulting from the quarterly reviews will be implemented and based on the closing prices of the third Friday of every quarter-end month (i.e., March, June, September and December). If the third Friday is not a Business Day, then the review will take place on the last Business Day before the third Friday. If a company does not trade on the third Friday of a quarter-end month, then the last available price for this company will be used. Changes become effective on the next Business Day.

“Business Day” means any day (other than a Saturday or Sunday) on which commercial banks and foreign exchange markets settle payments in Stuttgart and London.

The table below shows the relevant dates (subject to adjustment) for the quarterly reviews in 2015.

Quarter	Index Data	Announcement	Implementation	Effective
Q1 2015	2/28/2015	3/13/2015	3/20/2015	3/23/2015
Q2 2015	5/31/2015	6/12/2015	6/19/2015	6/22/2015
Q3 2015	8/31/2015	9/11/2015	9/18/2015	9/21/2015
Q4 2015	11/30/2015	12/11/2015	12/18/2015	12/21/2015

Review Procedure.    Quarterly review procedure:

➢	All stocks meeting the size, liquidity, and other eligibility requirements are sorted in terms of free-float market capitalization in descending order.

➢	Stocks covering the top 85% of the free-float market capitalization qualify for selection.

➢	Existing components between the 85th and 100th percentiles also qualify for the Index.

➢

If the coverage is still below 90% of the free-float market capitalization or the number in the Index is still below 20 companies, then the largest remaining stocks are selected until coverage of at least 90% is reached and the number of stocks equals 20.

Corporate Events

In addition to the periodic reviews, the Index is continually reviewed for corporate events (such as mergers, takeovers, spin-offs, delistings and bankruptcies) that affect the Index composition.

The Market Vectors® Global Mortgage REITs Index

Replacements.    For all corporate events that result in a stock deletion from the Index, the deleted stock will be replaced immediately only if the number of components in the Index would drop below 20. The replacement stock will be added at the same weighting as the deleted stock. In all other cases, the additional weighting resulting from the deletion will be re-distributed proportionally across all other Index constituents.

Changes to Free-Float Factors and Number of Shares.    Changes to the number of shares or the free-float factors due to corporate actions (such as stock dividends, splits, rights issues, etc.) are implemented immediately and will be effective the next trading day. All other changes are implemented at the quarterly review and will be effective the next trading day after implementation.

Initial Public Offerings.    An IPO stock is eligible for fast-track addition to the Index once (either at the next quarterly review if it has been trading since at least the last trading day of the month prior to the review snapshot dates (i.e., the last trading day in February, May, August or November) or else at the then following quarterly review). In order to be added to the Index the IPO stock has to meet the following size and liquidity requirements:

➢	The IPO must have a full market capitalization exceeding $150 million;

➢	The IPO must have an average daily trading volume value of at least $1 million; and

➢	The IPO must have traded at least 250,000 shares per month (or per 22 days).

Changes Due to Mergers and Takeovers.    A merger or takeover is deemed successful if it has been declared wholly unconditional and has received approval of all regulatory agencies with jurisdiction over the transaction. The result of a merger or takeover is typically one surviving stock and one or more non-surviving stocks that may not necessarily be de-listed from the respective trading system. A surviving stock that does not qualify for the Index will be deleted immediately. A surviving stock that qualifies for the Index is added to, or remains in, the Index and replaces the original stock. The Index Owner can, in exceptional cases, decide differently.

Changes Due to Spin-offs.    Each spin-off stock is immediately added to the Index for at least one trading day. If a spin-off company does not qualify for the Index it will be deleted based on its first closing price. Shares and floats of the surviving companies are adjusted according to the terms of the spin-off. The Index Owner can, in exceptional cases, decide differently.

Float Adjustment

The Index is free-float adjusted. The number of shares outstanding is reduced to exclude closely held shares from the Index calculation. To ensure portfolio diversity, the company weighting cap factors are applied to individual companies if they exceed a certain weighting in the Index. The capping process is a top-down process. That is, it starts with the largest company based on free-float market capitalization and is repeated until the weighting for each company is in line with capping requirements.

Capitalization Weighting.    The Index is calculated using a capitalization weighting methodology, adjusted for float, which is modified so as to facilitate compliance with the diversification requirements of Subchapter M of the Internal Revenue Code. Companies in the Index are weighted according to their free-float market capitalization.

Company-Weighting Cap Factors.

➢	All Index components are weighted by their free-float market capitalization;

➢

All companies whose weighting exceeds 4.5% but at least the largest five companies are grouped together (the so-called “Large-Weights”) and all other companies are grouped together as well (the so-called “Small-Weights”);

The Market Vectors® Global Mortgage REITs Index

➢	The aggregated weighting of the Large-Weights is capped at 50%;

➢

If the aggregated weighting of all companies in the Large-Weights exceeds 50%, then a capping factor is calculated to bring the weighting down to 50%. A second capping factor for the Small-Weights is calculated to increase the aggregate weighting to 50%. These two factors are then applied to all companies in the Large-Weights or the Small-Weights, respectively.

➢

Large-Weights: the maximum weighting for any single stock is 20% and the minimum weighting is 5%. If a stock is above the maximum or below the minimum weighting, then the weighting will be reduced to the maximum weighting or increased to the minimum weighting and the excess weighting shall be re-distributed proportionately across all other remaining Index constituents in the Large-Weights.

➢

Small-Weights: the maximum weighting for any single stock is 4.5%. If a stock is above the maximum weighting, then the weighting will be reduced to the maximum weighting and the excess weighting shall be re-distributed proportionally across all remaining Index constituents in the Small-Weights.

Calculation and Adjustments

Index Formula.    The Index is computed using the Laspeyres’ formula:

Index Value =

The above mentioned formula can be simplified as Index Value =	M
D

pi	=	stock price
qi	=	number of shares
ffi	=	free-float factor
fxi	=	exchange rate (local currency to U.S. Dollar)
cfi	=	weighting cap factor
M	=	free-float market capitalization of the Index
D	=	Index Divisor

Index Divisor Adjustments.    Index maintenance should not change the level of the Index. This is accomplished with an adjustment to the Index Divisor.

The following formulae will be used for Index Divisor adjustments:

Δ MC =	Difference between closing market capitalization and adjusted closing market capitalization of the Index.

The Market Vectors® Global Mortgage REITs Index

Corporate Action Related Developments.    Corporate actions range widely from routine share issuances or buy backs to unusual events like spin-offs or mergers. These are listed on the table below with notes about the necessary changes and whether the Index Divisor will be adjusted.

pi = stock price

qi = number of shares

➢	Special Cash Dividend	Index Divisor change: Yes

➢	Split Shareholders receive ‘B’ new shares for every ‘A’ share held	Index Divisor change: No

➢	Rights Offering	Index Divisor change: Yes

Shareholders receive ‘B’ new share for every ‘A’ share held If the subscription-price is either not available or not smaller than the closing price, then no adjustment will be done

➢	Stock Dividend Shareholders receive ‘B’ new shares for every ‘A’ share held	Index Divisor change: No

➢	Stock Dividend from treasury	Index Divisor change: Yes

Stock dividends from treasury are adjusted as ordinary or special cash dividends. Shareholders receive ‘B’ new shares for every ‘A’ share held.

➢	Stock Dividend of a different company security	Index Divisor change: Yes

Shareholders receive ‘B’ shares of a different company for every ‘A’ share held.

The Market Vectors® Global Mortgage REITs Index

➢	Spin-offs Shareholders receive ‘B’ new shares for every ‘A’ share held	Index Divisor change: Yes

➢	Addition/Deletion of a Company Net change in market value determines the Index Divisor adjustment	Index Divisor change: Yes

➢	Changes in Shares Outstanding/Free-float	Index Divisor change: Yes

Any combination of secondary issuance, share repurchase, buy back, tender offer, Dutch auction, exchange offer, bought deal equity offering or prospectus offering will be updated at the quarterly review if the change is smaller than 10%; larger changes will be pre-announced and implemented on a best efforts basis. If necessary and information is available, resulting float changes are taken into consideration.

➢	Changes due to a Merger/Takeover/Spin-off	Index Divisor change: Yes

Net change in market value determines the divisor adjustment. In case of no change, the divisor change is 0.

With corporate actions where cash or other corporate assets are distributed to shareholders, the price of the stock will drop on the ex-dividend day (the first day when a new shareholder is eligible to receive the distribution.) The effect of the Index Divisor adjustment is to prevent this price drop from causing a corresponding drop in the Index. Corporate actions are announced at least three days prior to implementation.

The Index Divisor is used in the definition of “Reference Holder” in the accompanying product supplement.

Data Correction Policy and Methodology Changes

Incorrect or missing input data will be corrected immediately.

Historical and Estimated Historical Performance

The estimated historical information for the period from December 30, 2004 to the Index Commencement Date is hypothetical and is provided as an illustration of how the Index would have performed during that period had the Index Calculation Agent begun calculating the Index on December 30, 2004 using the methodology described above. The level of the Index is deemed to have been 1,000 on the Base Date. This data does not reflect actual performance, nor was a contemporaneous investment model run of the Index. Index historical information for the period from and after the Index Commencement Date is based on the actual performance of the Index.

Any historical and estimated historical upward or downward trend in value of the Index during any period shown below is not an indication that the value of the Index is more or less likely to increase or decrease at any time during the term of the Securities. The historical or estimated historical Index returns do not give an indication of the future performance of the Index. UBS cannot make any assurance that the future performance of the Index will result in holders of the Securities receiving a positive return on their investment.

The Market Vectors® Global Mortgage REITs Index

The table below shows the historical performance of the Index from the Index Commencement Date through June 5, 2015 and the estimated historical performance of the Index from December 30, 2004 to the Index Commencement Date.

Historical and Estimated Historical Results for the

Period December 30, 2004 Through June 5, 2015

	Price Return		Total Return
Year	Ending Level	Annual Return	Ending Level	Annual Return
2004	1000	N/A	1000	N/A
2005	761.76	-23.82%	820.53	-17.95%
2006	978.39	28.44%	1127.62	37.43%
2007	676.01	-30.91%	847.22	-24.87%
2008	295.76	-56.25%	435.78	-48.56%
2009	332.03	12.26%	556.15	27.62%
2010	376.98	13.54%	713.18	28.24%
2011	321.69	-14.67%	684.49	-4.02%
2012	349.56	8.66%	810.27	18.38%
2013	316.88	-9.35%	792.94	-2.14%
2014	337.48	6.50%	908.92	14.63%
2015 (Through 6/5/15)	323.09	-4.26%	889.69	-2.12%

Historical or Estimated Historical Results Are Not Indicative of Future Results.

The table below shows the historical and estimated historical total returns of the Index from December 30, 2004 through June 5, 2015 in comparison with the total returns of the S&P 500® Index, the FTSE NAREIT Mortgage REITs Index and the FTSE NAREIT Composite Index.

	Index	S&P 500® Index	FTSE NAREIT Mortgage REITs Index	FTSE NAREIT Composite Index
Total Return	-11.03%	114.82%	-25.76%	95.39%
Annualized Return	-1.11%	7.60%	-2.81%	6.63%

The data for the Index for the period prior to the Index Commencement Date is estimated and is derived by using the Index’s calculation methodology with historical prices.

Historical information presented is as of June 5, 2015 and is furnished as a matter of information only. Historical and estimated historical performance of the Index is not an indication of future performance. Future performance of the Index may differ significantly from historical and estimated historical performance, either positively or negatively.

The Market Vectors® Global Mortgage REITs Index

The graph below is based on the total return levels of the Index, the S&P 500® Index, the FTSE NAREIT Mortgage REITs Index and the FTSE NAREIT Composite Index.

Licensing Agreement

Market Vectors and UBS have entered into a licensing agreement providing for the license to UBS, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use certain service marks owned by Market Vectors in connection with certain products, including the Securities.

The Securities are not sponsored, endorsed, sold or promoted by Market Vectors and Market Vectors makes no representation or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of investing in securities, generally, or in the Securities, particularly, or the ability of the Index to track the performance of the mortgage REIT market.

The Index is the exclusive property of Market Vectors, which has contracted with Solactive AG to maintain and calculate the Index. The Index Calculation Agent uses its best efforts to ensure that the Index is calculated correctly. Irrespective of its obligations towards Market Vectors, the Index Calculation Agent has no obligation to point out errors in the Index to third parties including, but not limited to, investors and/or financial intermediaries of the Securities. The Securities are not sponsored, promoted, sold or supported in any other manner by the Index Calculation Agent nor does the Index Calculation Agent offer any express or implicit guarantee or assurance either with regard to the results of using the Index and/or Index trade mark or the Index level at any time or in any other respect. Neither publication of the Index by the Index Calculation Agent nor the licensing of the Index or Index trademark for the purpose of use in connection with the financial instrument constitutes a recommendation by the Index Calculation Agent to invest capital in said financial instrument nor does it in any way represent an assurance or opinion of the Index Calculation Agent with regard to any investment in the Securities. The Index Calculation Agent is not responsible for fulfilling the legal requirements concerning the accuracy and completeness of the financial instrument’s prospectus.

The Securities are not sponsored, endorsed, sold or promoted by Van Eck. Van Eck makes no representation or warranty, express or implied, nor accepts any responsibility, regarding the accuracy or completeness of this pricing supplement, or the advisability of investing in securities or financial instruments, or in the Securities.

The Market Vectors® Global Mortgage REITs Index

VAN ECK AND ITS AFFILIATES DO NOT GUARANTEE THE ACCURACY AND/OR COMPLETENESS OF THE INDEX OR ANY DATA INCLUDED THEREIN AND SHALL NOT HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS, AND MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY OWNERS OF THE SECURITIES OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE SECURITIES. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL VAN ECK OR ANY OF ITS AFFILIATES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF.

Additional Terms of the Securities

The general terms of the Securities in the accompanying product supplement are modified by the specific definitions and terms below, in addition to the specific terms of the Securities elsewhere in this pricing supplement.

“Trading Day” means any day on which (i) the value of the Index is published by Bloomberg or Thomson Reuters, (ii) trading is generally conducted on NYSE Arca and (iii) trading is generally conducted on the Primary Exchange on which the Index Constituent Securities are traded, in each case as determined by the Calculation Agent in its sole discretion.

“Primary Exchange” means, with respect to each Index Constituent Security or each constituent underlying a successor index, the primary exchange or market of trading for such Index Constituent Security or such constituent underlying a successor index.

When calculating the Coupon Amount, Reference Distribution Amount and Stub Reference Distribution Amount, the Calculation Agent will convert cash distributions of the Index Constituent Securities made in non-U.S. Dollar currencies to U.S. Dollars using the following rates:

(i)	Where the exchange rate for the non-U.S. Dollar currency is quoted as U.S. Dollar currency per non-U.S. Dollar currency, the official WM/Reuters closing currency bid rate calculated at or around 4:00 p.m. U.K. time on the day prior to the ex-date of such cash distributions; and

(ii)	Where the exchange rate for the non-U.S. Dollar currency is quoted as non-U.S. Dollar currency per U.S. Dollar currency, the official WM/Reuters closing currency ask rate calculated at or around 4:00 p.m. U.K. time on the day prior to the ex-date of such cash distributions.

As used throughout this pricing supplement and, in particular, in the definitions of “Reference Distribution Amount” and “Stub Reference Distribution Amount”, the term “cash distributions” includes only ordinary cash dividends or distributions, but excludes special cash dividends or distributions. Such “cash distributions” will also be adjusted to account for withholding taxes imposed by the taxing authority of the applicable Index Constituent. Information about relevant withholding tax rates can be found at the Index Sponsor’s website at the Market Vectors Website. That information is proprietary to the Index Sponsor and is subject to change, and is not a part of, or incorporated by reference in, this pricing supplement.

Please see “Product Supplement Summary” and “General Terms of the Securities” in the accompanying product supplement for an explanation of the method for determining any payment at maturity or call, upon acceleration or upon early redemption, and the Coupon Amount, if any.

Information about Coupon Amount begins on page S-33 of the accompanying product supplement. The method for determining the cash settlement amount at maturity, the Redemption Amount, the Call Settlement Amount and the Acceleration Amount begins on pages S-34, S-37, S-40 and S-41, respectively, of the accompanying product supplement.

Material U.S. Federal Income Tax Consequences

The following is a general description of the material United States federal tax considerations relating to the Securities. It does not purport to be a complete analysis of all tax considerations relating to the Securities. Prospective purchasers of the Securities should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of the United States of acquiring, holding and disposing of the Securities and receiving payments under the Securities. This summary is based upon the law as in effect on the date of this pricing supplement and is subject to any change in law that may take effect after such date.

The United States federal income tax consequences of your investment in the Securities are uncertain. The discussion below supplements the discussion under “U.S. Tax Considerations” in the accompanying prospectus and the discussion under “Material U.S. Federal Income Tax Consequences” on page S-50 of the accompanying product supplement and is subject to the assumptions, limitations and exceptions set forth therein. Except as otherwise noted under “Non-United States Holders” below, this discussion only applies to you if you are a United States holder, as that term is defined under “Material U.S. Federal Income Tax Consequences” on page S-50 of the accompanying product supplement.

In the opinion of our counsel, Sullivan & Cromwell LLP, it would be reasonable to treat the Securities as a coupon-bearing pre-paid derivative contract with respect to the Index and the terms of the Securities require you and us (in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary) to treat the Securities for all tax purposes in accordance with such characterization. In addition, you and we agree (in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary) to treat the Coupon Amounts (including amounts received upon the sale or exchange of the Securities in respect of accrued but unpaid Coupon Amounts) and the Stub Reference Distribution Amount, if any, as amounts that are included in ordinary income for tax purposes at the time such amounts accrue or are received, in accordance with your regular method of tax accounting. You will be required to treat such amounts in such a manner despite the fact that (i) a portion of such amounts may be attributable to distributions on the Index Constituent Securities that give rise to long-term capital gain which, in the case of non-corporate taxpayers, is currently subject to tax at rates more favorable than the rates applicable to ordinary income and (ii) there may be other possible treatments of such amounts that would be more advantageous to holders of the Securities. Under that treatment (subject to the discussion below regarding the application of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”)), you should generally recognize capital gain or loss upon the sale, exchange, redemption or maturity of your Securities in an amount equal to the difference between the amount realized (other than any amount attributable to accrued but unpaid Coupon Amounts, which will likely be treated as ordinary income) and the amount you paid for your Securities. Such gain or loss should generally be long-term capital gain or loss if you held your Securities for more than one year. In general, your tax basis in your Securities will be equal to the price you paid for them. Capital gain of a non-corporate United States holder is generally taxed at preferential rates where the property is held for more than one year. The deductibility of capital losses is subject to limitations. Your holding period for your Securities will generally begin on the date after the issue date (i.e., the settlement date) for your Securities and, if you hold your Securities until maturity, your holding period will generally include the maturity date.

Section 1260 of the Code.    The Internal Revenue Service (the “IRS”) may assert that your Securities should be treated as a “constructive ownership transaction” which would be subject to the constructive ownership rules of Section 1260 of the Code. Under Section 1260 of the Code, special tax rules apply to an investor that enters into a “constructive ownership transaction” with respect to an equity interest in a “pass-thru entity.” For this purpose, a constructive ownership transaction includes entering into a forward contract with respect to a pass-thru entity, and a derivative contract of the type represented by the Securities should be treated as a forward contract for this purpose. In addition, a pass-thru entity includes any United States REIT, and therefore each of the current Index Constituents is treated as a

Material U.S. Federal Income Tax Consequences

pass-thru entity for this purpose. However, and as further discussed below, it is not entirely clear how Section 1260 of the Code applies in the case of an index that is comprised in whole or in part of pass-thru entities, like the Index. Although the matter is not free from doubt, it is likely that Section 1260 should apply to an index of pass-thru entities, in which case Section 1260 would apply to the Securities. If your Securities are subject to Section 1260 of the Code, then any long-term capital gain that you realize upon the sale, exchange, redemption or maturity of your Securities will be recharacterized as ordinary income (and you will be subject to an interest charge on the deferred tax liability with respect to such capital gain) to the extent that such capital gain exceeds the “net underlying long-term capital gain” — i.e., the amount of long-term capital gain that you would have realized had you purchased an actual interest in the Index Constituents (in an amount equal to the notional amount of the Index that is represented by the Securities) on the date that you purchased your Securities and sold your interest in the Index Constituents on the date of the sale or maturity of the Securities (the “Excess Gain Amount”). If your Securities are subject to these rules, the Excess Gain Amount will be presumed to be equal to all of the gain that you recognized in respect of the Securities (in which case all of such gain would be recharacterized as ordinary income that is subject to an interest charge) unless you provide clear and convincing evidence to the contrary.

It is not clear how the long-term capital gain with respect to the Index Constituent Securities should be determined under Section 1260 of the Code in the case of an instrument, like the Securities, that is linked to an index that is rebalanced periodically. One possibility is that the long-term capital gain realized on a sale, exchange, redemption or maturity of a Security would be subject to potential recharacterization as ordinary income, and subject to an interest charge, to the extent it exceeds the amount of long-term capital gain you can establish would have been realized if you had invested directly in the Index Constituent Securities on the date you purchased your Securities and rebalanced your portfolio as and when the Index rebalanced. In addition, it is unclear whether the Excess Gain Amount should be based on the aggregate Excess Gain Amounts for all the Index Constituent Securities or whether the Excess Gain Amount should be determined separately for each Index Constituent Security. Under the latter approach, it is more likely that the recharacterization and interest charge provisions of Section 1260 would apply to your Securities. Furthermore, it is not clear how and whether the Excess Gain Amount should be adjusted to take into account the Accrued Fees and Redemption Fee, if applicable, with respect to the Securities.

Whether the Excess Gain Amount with respect to your investment in the Securities will be positive will depend on a number of factors that we cannot predict. In particular, the Index is scheduled to be rebalanced periodically. Accordingly, had a holder of the Securities instead purchased the Index Constituent Securities, such holder may have recognized short-term capital gain upon the rebalancing of such holder’s portfolio in the same manner as the Index is rebalanced. By contrast, absent the application of Section 1260 of the Code to the Securities, a holder of Securities should generally not recognize any short-term capital gain upon the sale, redemption or maturity of the Securities as long as such holder holds the Securities for more than one year. The rebalancing of the Index could therefore cause your Securities to have a positive Excess Gain Amount that would be subject to Section 1260.

It is possible that any Excess Gain Amount that you otherwise would recognize in respect of your Securities pursuant to the preceding paragraph will be offset by long-term capital gain dividends that may be paid on the Index Constituent Securities during the term of your Securities, because the Coupon Amounts attributable to such dividends will be treated as ordinary income.

Because you will only be able to avoid the application of Section 1260 of the Code to your Securities if you can demonstrate by clear and convincing evidence that the Excess Gain Amount in respect of your Securities is zero, it may be administratively difficult for you to demonstrate whether and to what extent the preceding paragraphs should apply to your Securities. It is therefore possible that you will be required to treat the entire gain that you recognize upon the sale, exchange, redemption or maturity of the

Material U.S. Federal Income Tax Consequences

Securities as ordinary income that is subject to an interest charge even if there is no Excess Gain Amount in respect of your Securities if you cannot provide clear and convincing evidence to substantiate that position.

Because the application of the constructive ownership rules of Section 1260 of the Code to the Securities is unclear, you are strongly urged to consult your tax advisor regarding the possible application of such rules to your investment in the Securities.

Alternative Treatments.    For a discussion of the possible alternative treatments of your Securities, please see the discussion under “Material U.S. Federal Income Tax Consequences — Alternative Treatments” on page S-52 of the accompanying product supplement.

Non-United States Holders.    If you are a non-United States holder, as that term is defined under “Material U.S. Federal Income Tax Consequences — Non-United States Holders” on page S-54 of the accompanying product supplement, please see the discussion in that section regarding the tax treatment of a non-United States holder of the Securities, including the possibility that a non-United States holder of the Securities may be subject to tax at a rate of 30% (or lower treaty rate) with respect to payments of the Coupon Amount, the Stub Reference Distribution Amount, if any, and any amount that the non-United States holder receives upon the sale or exchange of its Securities that is attributable to such amounts.

In addition, the Treasury Department has issued proposed regulations under Section 871(m) of the Code which would, if finalized in their current form, impose U.S. federal withholding tax on “dividend equivalent” payments made on certain financial instruments linked to U.S. corporations (which the proposed regulations refer to as “specified ELIs”) that are owned by a non-United States holder. According to a notice issued by the Internal Revenue Service (the “IRS”) on March 4, 2014, the IRS intends to issue regulations providing that the term “specified ELI” will exclude any instrument issued prior to 90 days after the date when the proposed regulations under Section 871(m) are finalized (the “grandfather date”). Accordingly, subject to the discussion in the paragraph below, we anticipate that non-United States holder of the Securities generally will not be subject to tax under Section 871(m) of the Code.

It is possible that your Securities could be deemed to be wholly or partially reissued for tax purposes each time the Index rebalances. As discussed above, “dividend equivalent” payments made on “specified ELIs” that are issued after the “grandfather date” referenced above may be subject to U.S. federal withholding tax under Section 871(m) of the Code. In addition, the Securities may be treated as “specified ELIs” for this purpose. It is therefore possible that a holder that acquires Securities before the “grandfather date” (such as an initial purchaser of the Securities) could nevertheless be subject to the Section 871(m) withholding tax in the future if the Index is rebalanced after the “grandfather date” and the Securities are deemed to be wholly or partially reissued for U.S. federal income tax purposes upon such rebalancing. Similarly, the Foreign Account Tax Compliance Act (“FATCA”) could impose a 30% withholding tax on certain payments made to holders and non-U.S. financial institutions receiving payments on behalf of holders that, in each case, fail to comply with information reporting, certification and related requirements. While the Securities should initially be “grandfathered” from FATCA withholding, new Securities that a holder is deemed to receive after a deemed reissuance may not have “grandfathered” status and could therefore be subject to FATCA withholding. We will not pay any additional amounts if we determine to impose Section 871(m) withholding or FATCA withholding with respect to your Securities.

Supplemental Plan of Distribution

On the Initial Trade Date, we sold $10,000,000 aggregate Principal Amount of Securities to UBS Securities LLC at 100% of their stated Principal Amount. After the Initial Trade Date, from time to time we may sell a portion of the Securities at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices. We will receive proceeds equal to 100% of the price at which the Securities are sold to the public, less any commissions paid to UBS Securities LLC. UBS Securities LLC may charge normal commissions in connection with any purchase or sale of the Securities and may receive a portion of the Annual Tracking Fee. Additional Securities may be offered and sold from time to time through UBS Securities LLC, as agent, to investors and to dealers acting as principals for resale to investors. We are not, however, obliged to, and may not, sell the full aggregate principal amount of the Securities. We may suspend or cease sales of the Securities at any time, at our discretion. Sales of the Securities after the Initial Trade Date will be made at market prices prevailing at the time of the sale, at prices related to market prices or at negotiated prices. UBS will receive proceeds equal to 100% of the price at which the Securities are sold to the public less any commissions paid to UBS Securities LLC. UBS Securities LLC may charge normal commissions in connection with any purchase or sale of the Securities. For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

Broker-dealers may make a market in the Securities, although none of them are obligated to do so and any of them may stop doing so at any time without notice. This prospectus (including this pricing supplement, the accompanying product supplement and the accompanying prospectus) may be used by such dealers in connection with market- making transactions. In these transactions, dealers may resell a Security covered by this prospectus that they acquire from other holders after the original offering and sale of the Securities, or they may sell a Security covered by this prospectus in short sale transactions.

As described in more detail under “Use of Proceeds and Hedging” in the accompanying product supplement, we or one of our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities. UBS and/or its affiliates may earn additional income as a result of payments pursuant to these swap or related hedge transactions.

Broker-dealers and other persons are cautioned that some of their activities may result in their being deemed participants in the distribution of the Securities in a manner that would render them statutory underwriters and subject them to the prospectus delivery and liability provisions of the U.S. Securities Act of 1933. Among other activities, broker-dealers and other persons may make short sales of the Securities and may cover such short positions by borrowing Securities from UBS or its affiliates or by purchasing Securities from UBS or its affiliates subject to its obligation to repurchase such Securities at a later date. As a result of these activities, these market participants may be deemed statutory underwriters. A determination of whether a particular market participant is an underwriter must take into account all the facts and circumstances pertaining to the activities of the participant in the particular case, and the example mentioned above should not be considered a complete description of all the activities that would lead to designation as an underwriter and subject a market participant to the prospectus delivery and liability provisions of the U.S. Securities Act of 1933. This prospectus will be deemed to cover any short sales of Securities by market participants who cover their short positions with Securities borrowed or acquired from us or our affiliates in the manner described above.

UBS reserves the right to pay a portion of the Annual Tracking Rate to UBS Securities LLC and certain broker-dealers in consideration for services relating to the Securities including, but not limited to, promotion and distribution.

Supplemental Plan of Distribution

Conflicts of Interest

UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. In addition, UBS will receive the net proceeds from the offering of the Securities, thus creating an additional conflict of interest within the meaning of Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. UBS Securities LLC is not permitted to sell Securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

ANNEX A

NOTICE OF EARLY REDEMPTION

To: e-tracsredemptions@ubs.com

Subject: ETRACS Notice of Early Redemption, CUSIP No.: 90269A 302

[BODY OF EMAIL]

Name of broker: [            ]

Name of beneficial holder: [            ]

Number of Securities to be redeemed: [            ]

Applicable Redemption Valuation Date: [                        ], 20[    ]*

Broker Contact Name: [                ]

Broker Telephone #: [            ]

Broker DTC # (and any relevant sub-account): [            ]

The undersigned acknowledges that in addition to any other requirements specified in the product supplement relating to the Securities being satisfied, the Securities will not be redeemed unless (i) this notice of redemption is delivered to UBS Securities LLC by 12:00 noon (New York City time) on the Trading Day prior to the applicable Valuation Date; (ii) the confirmation, as completed and signed by the undersigned is delivered to UBS Securities LLC by 5:00 p.m. (New York City time) on the same day the notice of redemption is delivered; (iii) the undersigned has booked a delivery vs. payment (“DVP”) trade on the applicable Redemption Valuation Date, facing UBS Securities LLC DTC 642 and (iv) the undersigned instructs DTC to deliver the DVP trade to UBS Securities LLC as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Redemption Date.

The undersigned further acknowledges that the undersigned has read the section “Risk Factors — You will not know the Redemption Amount at the time you elect to request that we redeem your Securities” in the product supplement relating to the Securities and the undersigned understands that it will be exposed to market risk on the Redemption Valuation Date.

*	Subject to adjustment as described in the product supplement relating to the Securities.

A-1

ANNEX B

BROKER’S CONFIRMATION OF REDEMPTION

[TO BE COMPLETED BY BROKER] Dated:

UBS Securities LLC

UBS Securities LLC, as Calculation Agent

Fax: (203) 719-0943

To Whom It May Concern:

The holder of UBS AG $[            ] Medium-Term Notes, Series A, Exchange Traded Access Securities due October 16, 2042, CUSIP No. 90269A 302, redeemable for a cash amount based on the performance of the Market Vectors® Global Mortgage REITs Index (the “Securities”) hereby irrevocably elects to receive, on the Redemption Date of [holder to specify],* with respect to the number of Securities indicated below, as of the date hereof, the Redemption Amount as described in the product supplement relating to the Securities, as supplemented by the pricing supplement relating to the Securities (as so supplemented, the “Prospectus”). Terms not defined herein have the meanings given to such terms in the Prospectus.

The undersigned certifies to you that it will (i) book a DVP trade on the applicable Redemption Valuation Date with respect to the number of Securities specified below at a price per Security equal to the Redemption Amount, facing UBS Securities LLC DTC 642 and (ii) deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Redemption Date.

The undersigned acknowledges that in addition to any other requirements specified in the Prospectus being satisfied, the Securities will not be redeemed unless (i) this confirmation is delivered to UBS Securities LLC by 5:00 p.m. (New York City time) on the same day the notice of redemption is delivered; (ii) the undersigned has booked a DVP trade on the applicable Redemption Valuation Date, facing UBS Securities LLC DTC 642; and (iii) the undersigned will deliver the DVP trade to UBS Securities LLC as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Redemption Date.

Very truly yours,

[NAME OF DTC PARTICIPANT HOLDER]
Name:
Title:
Telephone:
Fax:
E-mail:

Number of Securities surrendered for redemption:

DTC # (and any relevant sub-account):

Contact Name:

Telephone:

Fax:

E-mail:

(At least 50,000 Securities must be redeemed at one time to receive the Redemption Amount on any Redemption Date.)

*	Subject to adjustment as described in the product supplement.

B-1

You should rely only on the information incorporated by reference or provided in this pricing supplement, the accompanying product supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this pricing supplement is accurate as of any date other than the date on the front of the document.

Pricing Supplement

Risk Factors	PS-1
Hypothetical Examples	PS-10
The Market Vectors® Global Mortgage REITs Index	PS-16
Additional Terms of the Securities	PS-26
Material U.S. Federal Income Tax Consequences	PS-27
Supplemental Plan of Distribution	PS-30
Conflicts of Interest	PS-31
Notice of Early Redemption	A-1
Broker’s Confirmation of Redemption	B-1

Product Supplement

Product Supplement Summary	S-1
Hypothetical Examples	S-12
Risk Factors	S-18
Valuation of the Index and the Securities	S-30
General Terms of the Securities	S-32
Use of Proceeds and Hedging	S-49
Material U.S. Federal Income Tax Consequences	S-50
Benefit Plan Investor Considerations	S-56
Supplemental Plan of Distribution	S-58
Conflicts of Interest	S-58
Form of Notice of Early Redemption	A-1
Form of Broker’s Confirmation of Redemption	B-1

Prospectus

Introduction	1
Cautionary Note Regarding Forward-Looking Statements	3
Incorporation of Information About UBS AG	4
Where You Can Find More Information	5
Presentation of Financial Information	6
Limitations on Enforcement of U.S. Laws Against UBS AG, Its Management and Others	6
UBS	7
Swiss Regulatory Powers	10
Use of Proceeds	11
Description of Debt Securities We May Offer	12
Description of Warrants We May Offer	32
Legal Ownership and Book-Entry Issuance	47
Considerations Relating to indexed Securities	52
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	55
U.S. Tax Considerations	58
Tax Considerations Under the Laws of Switzerland	69
Benefit Plan Investor Considerations	71
Plan of Distribution	73
Conflicts of Interest	75
Validity of the Securities	76
Experts	76

$775,000,000 ETRACS

Monthly Pay 2xLeveraged

Mortgage REIT ETN due

October 16, 2042

Amendment No. 5 dated June 9, 2015* to

Pricing Supplement dated October 16, 2012

(To Product Supplement dated November 14, 2014 and Prospectus dated November 14, 2014)

UBS Investment Bank